Exhibit 99.1

Contact:	Scott A. Montgomery	David R. Brown
	President/CEO	Executive Vice President &
	National Mercantile Bancorp	Chief Financial Officer
	(310) 282-6778	(310) 282-6703

FOR IMMEDIATE RELEASE

NATIONAL MERCANTILE BANCORP ANNOUNCES

A 72.8% INCREASE IN ASSETS AND A 71.3% INCREASE IN DEPOSITS

 FOR THE FIRST QUARTER ENDED MARCH 31, 2002

Los Angeles, California, June 5, 2002 — National Mercantile Bancorp (the “Company”) (NASDAQ:  MBLA - Common Stock; MBLAP - Preferred Stock), parent company of Mercantile National Bank (“Mercantile”) and South Bay Bank, N.A. (“South Bay”), today reported net income of $175,000 for the first quarter ended March 31, 2002, or $0.06 basic earnings per share (“EPS”), while diluted EPS, when considering the Company’s convertible preferred stock, warrants and options, is $0.04, as compared to net income of $603,000 or $0.38 basic EPS and $0.19 diluted EPS for the quarter ended March 31, 2001.

The decrease in net income is a result of a $1.2 million increase in noninterest expense, primarily related to the acquisition of South Bay, a $384,000 minority interest in the trust preferred securities, a $150,000 provision for credit losses and a $93,000 increase in the income tax provision partially offset by a $1.2 million increase in net interest income and a $200,000 increase in noninterest income.

The Company completed its acquisition of South Bay on December 14, 2001.  The acquisition was accounted for as a purchase, and thus the results of operations for fiscal 2001 reflect South Bay’s operations only after December 14.

Scott Montgomery, President and Chief Executive Officer of the Company, Mercantile and South Bay, commented, “We are pleased to report  substantial growth in loans, deposits and total assets during the first quarter of 2002 as compared to the first quarter of 2001.  The Company’s growth was a result of the acquisition of South Bay on December 14, 2001 and internal growth.  The Company’s total assets increased 72.8% to $360.2 million at March 31, 2002 as compared to $208.4 million at March 31, 2001.  Total loans increased 138.7% to $255.3 million, while total deposits increased 110.7% to $303.3 million.

“On April 5, 2002, the integration teams were successful in converting South Bay to the same  operating system utilized by Mercantile.  As a result, new services such as Visa debit/ATM cards and an enhanced teller system were introduced.  The new teller system will enable clients of both banks to utilize the Company’s four locations to cash checks and make deposits.  In the second quarter, additional client services will be introduced such as online home banking and cash management.  Also, South Bay’s web site will become fully functional by June 30, 2002.

The conversion and acquisition enabled the Company to eliminate eleven positions or approximately 12.0% of the combined staff.  In addition, four South Bay employees were offered and accepted new job opportunities within the Company.  We believe that these staff reductions and job refinements will enable the Company to increase its efficiency and reduce costs during the third and fourth quarters of this year, resulting in improved earnings in future quarters.”

Shareholders’ Equity

Shareholders’ equity increased 16.3% to $25.5 million at March 31, 2002 as compared to $21.9 million at March 31, 2001 and increased slightly from the year ended December 31, 2001.  The growth in shareholders’ equity includes the net income for the period ended March 31, 2002, plus a private placement of $1.0 million Series B Preferred Stock in December 2001 issued to provide a portion of the funding for the acquisition of South Bay, as well as $1.8 million related to beneficial conversion features in the Company’s common stock attached to South Bay’s preferred stock.

At March 31, 2002, the Company had (i) federal net operating loss carryforwards (NOLs) of $16.7 million, which begin to expire in 2009 and California NOLs of approximately $100,000 that will expire in 2002.  The Company has a deferred tax asset of $6.1 million representing the benefit of the NOLs.  Prior to the acquisition of South Bay, the Company had a valuation allowance recorded against the deferred tax asset resulting in a net carrying value of zero.

As part of the accounting for the acquisition of South Bay, a portion of the purchase price was allocated to the reduction in the Company’s deferred tax valuation allowance (resulting in a corresponding reduction in recorded goodwill for South Bay).  Prior to reducing the deferred tax asset valuation allowance, the Company recorded income tax provisions for only alternative minimum tax.  Following the reduction in the valuation allowance, the Company records income tax provisions at the statutory federal and state corporate income tax rates with certain adjustments.

In other words, the tax benefit was 34% or $6.1 million of $17.9 million, the amount of the remaining NOL and other components of the deferred tax asset at December 14, 2001, the date of the acquisition of South Bay.  On that date, the deferred tax asset, which remains available to reduce taxes on income in future periods, decreased the goodwill from $11.6 million to $5.6 million in conjunction with the purchase of South Bay.  The deferred tax asset will be reduced each quarter by the amount of the accrued tax liability.

Assets and Liabilities

Total assets increased 72.8% to $360.2 million at March 31, 2002, as compared to $208.4 million at March 31, 2001.  The growth in assets was primarily attributable to the acquisition of South Bay and internal growth.  The growth in liabilities includes a 110.79% or $159.3 million increase in deposits, a $27.5 million decrease in other borrowings and Fed funds purchased, the issuance of $15.0 million of trust preferred securities and the issuance of a $1.0 million 8.5% non-cumulative convertible preferred.

Interest and Fee Income

During the first quarter of 2002, total interest income increased 30.5% to $5.0 million from $3.8 million during the first quarter of 2001.  The increase is related to the acquisition of South Bay.

The net interest margin decreased to 4.56% during the first quarter of 2002, down from 5.54% during the first quarter of 2001.  The decrease is directly related to the Federal Reserve’s 425 basis point reduction in interest rates during the period.

Operating Expenses

Other operating expenses increased by 54.7% or $1.2 million during the quarter ended March 31, 2002 as compared to the same period in 2001.  The increase was primarily the result of consolidating the operating expenses of the Company’s banks during the first quarter following the acquisition of South Bay.

Credit Quality

Total non-performing assets decreased 28.9% or by $2.7 million from $9.4 million to $6.7 million at March 31, 2002, including loans over 90 days delinquent and still accruing interest.   During the quarter ended March 31, 2002, the Company’s loan charge-offs were $1,403,000, while recoveries were $160,000, resulting in net charge-offs of $1,243,000 during the first quarter of 2002.  Also during the quarter a large non-accrual loan totaling $925,000 was collected in full.  The reduction in non-performing assets was primarily related to loans at South Bay.

The Company’s allowance for loan and lease losses decreased to $5.5 million or 2.13% of total loans at March 31, 2002 from $6.5 million or 2.50% of total loans at December 31, 2001.

This press release contains statements which constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risk and uncertainties.  Actual results may differ materially from the results in these forward looking statements.  Factors that might cause such a difference include, among other things, fluctuations in interest rates, changes in economic conditions or governmental regulation, credit quality and other factors discussed in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2001.

National Mercantile Bancorp is the holding company for Mercantile National Bank and South Bay Bank, N.A., members FDIC, with locations in Encino, Century City, El Segundo and Torrance, California.  The banks offers a wide range of financial services to the real estate and real estate construction markets, the entertainment industry, the professional, healthcare and executive markets, community-based non-profit organizations, escrow companies and business banking.

“Redefining Business Banking”

#####

National Mercantile Bancorp

March 31, 2002 - FINANCIAL SUMMARY

($ in 000's, except share data)

SELECTED FINANCIAL
CONDITION DATA (Unaudited):	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2002	2001	2001	2001	2001	2000
Cash and Due from Banks	$21,609	$12,688	$10,525	$11,959	$9,316	$7,897
Federal Funds Sold and Securities Purchased under Agreements to Resell	34,595	39,405	43,950	34,000	28,900	19,700
Investment Securities-AFS, at Fair Value	30,111	41,627	42,615	49,231	60,348	64,417
Loans
Commercial	215,852	222,882	97,611	100,592	101,361	104,960
Real Estate Construction and Land	30,765	30,811	3,500	2,931	2,344	1,890
Consumer and Others	8,791	8,795	3,588	3,327	3,636	3,729
Deferred Loan Fees, Net	(102)	(520)	(188)	(180)	(232)	(331)
Total	255,306	261,968	104,511	106,670	107,109	110,248
Allowance for Credit Losses	(5,449)	(6,541)	(2,901)	(2,363)	(2,452)	(2,597)
Net Loans	249,857	255,427	101,610	104,307	104,657	107,651
Intangible Assets	5,616	5,616	-	-	-	-
Other Assets	18,447	19,602	5,337	4,974	5,206	5,178
Total Assets	$360,235	$374,365	$204,037	$204,471	$208,427	$204,843
Deposits
Demand, Non-interest Bearing	$100,674	$114,645	$63,794	$60,092	$61,545	$59,935
NOW	28,424	23,425	11,241	9,280	7,644	9,004
MMDA	46,618	40,033	39,736	39,400	34,038	32,351
Savings	36,206	31,184	1,483	1,263	1,344	1,144
Time Certificates > $100	49,291	62,085	27,824	33,092	33,144	25,865
Time Certificates < $100	42,091	37,768	4,177	3,387	6,266	6,248
Total Deposits	303,304	309,140	148,255	146,514	143,981	134,547
Securities Sold under Agreements to
Repurchase and Other Borrowed Funds	13,517	20,596	16,000	34,000	41,000	47,500
Other Liabilities	2,685	3,963	1,947	1,628	1,561	2,093
Guaranteed Preferred Beneficial Interests in
Company's Junior Subordinated Debt	14,517	14,513	15,000	-	-	-
Minority Interest in Preferred Stock of South Bay Bank	755	676	-	-	-	-
Shareholders' Equity	25,520	25,421	22,448	22,634	21,905	21,239
Accumulated Other Comprehensive Gain (Loss)	(63)	56	387	(305)	(20)	(536)
Total Liabilities and Stockholders' Equity	$360,235	$374,365	$204,037	$204,471	$208,427	$204,843

Average Quarterly Assets	$361,435	$204,308	$202,510	$190,372	$195,666	$196,512
Regulatory Capital-Tier I	$19,547	$19,562	$29,930	$22,634	$21,905	$21,239
Non-Performing Assets
Non-Accrual Loans	$5,716	$7,807	$2,178	$449	$477	$683
Loans 90 Days P/D & Accruing	-	642	-	147	-	-
OREO and Other Non-perfoming Assets	968	953	-	-	-	-
Total Non-Performing Assets	$6,684	$9,402	$2,178	$596	$477	$683

SELECTED STATEMENT OF
FINANCIAL CONDITION RATIOS:	March 31,	December 31,	September 30,	June 30,	March 31,	December 31,
	2002	2001	2001	2001	2001	2000
Loans to Deposits Ratio	84.17%	84.74%	70.49%	72.81%	74.39%	81.94%
Ratio of Allowance for Loan Losses to:
Total Loans	2.13%	2.50%	2.78%	2.22%	2.29%	2.36%
Total Non-Performing Assets	81.52%	69.57%	133.20%	396.48%	514.05%	380.23%
Earning Assets to Total Assets	88.83%	92.30%	94.81%	94.21%	95.54%	96.22%
Earning Assets to Interest-Bearing Liabilities	148.05%	160.65%	192.56%	159.97%	161.32%	161.41%
Capital Ratios Holding Company:
Total Risk-Based Capital	12.13%	11.53%	31.92%	19.23%	18.93%	18.26%
Tier 1 Risk-Based Capital	7.24%	6.85%	24.50%	17.97%	17.67%	17.00%
Tier 1 Leverage	5.58%	5.55%	14.79%	11.88%	11.19%	10.73%
Risk Weighted Assets	$322,342	$285,500	$122,154	$125,960	$123,951	$124,958
Book Value per Share (1) (2)	$6.80	$6.82	$7.06	$6.92	$6.83	$6.52
Total Shares Outstanding (2)	3,125,027	3,124,627	3,123,665	3,121,815	3,101,442	3,088,275

(1)   Includes the effect of dilutive options and warrants.

(2)   Includes assumed conversion of currently convertible Series A preferred stock into common stock

National Mercantile Bancorp

March 31, 2002 - FINANCIAL SUMMARY

($ in 000's, except share data)

SELECTED STATEMENT OF OPERATIONS DATA AND RATIOS:
(Unaudited)

	First	Fourth	Third	Second	First
QUARTERLY DATA:	Quarter	Quarter	Quarter	Quarter	Quarter
	2002	2001	2001	2001	2001
Interest Income	$5,001	$3,299	$3,256	$3,404	$3,832
Interest Expense	1,299	731	811	1,031	1,303
Net Interest Income before Provision for Loan Losses	3,702	2,568	2,445	2,373	2,529

Provision for Loan Losses	150	67	450	—	—
Net Interest Income after
Provision for Loan Losses	3,552	2,501	1,995	2,373	2,529

Net gain on Sale of Securities Available-for-Sale	—	136	92	96	50
Gain on Sale of OREO and Fixed Assets	—	20	—	—	—
Other Operating Income	394	263	187	230	159
Other Operating Expense	3,281	2,380	2,100	2,059	2,122
Net Income before Provision for
Minority Interest and Income Taxes	665	540	174	640	616

Minority interest of the Company's junior subordinated deferrable interest debentures	384	393	329	—	—
Net Income before Provision for Income Taxes	281	147	(155)	640	616
Provision for Income Taxes	106	3	42	34	13
Net Income	$175	$144	$(197)	$606	$603

Basic Earnings Per Share (2)	$0.06	$0.09	($0.12)	$0.38	$0.38
Diluted Earnings Per Share	$0.04	$0.04	($0.12)	$0.19	$0.19
Weighted Avg Common Shares O/S (3)	1,627,166	1,622,974	1,621,751	1,613,383	1,574,440
Return on Quarterly Average Assets	0.19%	0.29%	-0.39%	1.28%	1.25%
Return on Quarterly Average Equity	2.76%	2.46%	-3.37%	10.94%	11.32%
Net Interest Margin - Avg Earning Assets	4.56%	5.34%	5.10%	5.31%	5.54%
Operating Expense Ratio	3.60%	4.72%	4.12%	4.34%	4.40%
Efficiency Ratio	80.10%	79.68%	77.09%	76.29%	77.50%

Quarterly operating ratios are annualized.

FOR THE TWELVE MONTHS ENDED DECEMBER 31:
				2001	2000
Interest Income				$13,791	$14,460
Interest Expense				3,876	5,023
Net Interest Income before Provision for Loan Losses				9,915	9,437

Provision for Loan Losses				517	(576)
Net Interest Income after
Provision for Loan Losses				9,398	10,013

Net Gain (Loss) on Sale of Securities Available-for-Sale				374	18
Gain on Sale of OREO and Fixed Assets				20	69
Other Operating Income				839	781
Other Operating Expense				8,661	7,870
Net Income (Loss) Before Minority Interest and
Provision for Income Taxes				1,970	3,011

Minority interest of the Company's junior subordinated deferrable interest debentures				722	—
Net Income (Loss) Before Provision for Income Taxes				1,248	3,011
Provision for Income Taxes				92	67
Net Income (Loss)				$1,156	$2,944

Basic Earnings Per Share				$0.72	$2.77
Diluted Earnings Per Share (1)				$0.28	$1.08
Weighted Avg Common Shares O/S (3) (4)				1,608,307	1,061,133
Return on Average Assets				0.59%	1.64%
Return on Average Equity				5.13%	20.49%
Net Interest Margin - Avg Earning Assets				5.32%	5.48%
Operating Expense Ratio				4.20%	4.39%
Efficiency Ratio				77.69%	76.37%

(1)          The weighted  average number of common shares and common share equivalents outstanding used in computing diluted earnings per share for the twelve months ended December 31, 2001 and 2000 was 4,161,504 and 2,556,196, respectively.

(2)          The 2002 period is based upon income available to common shareholders (net income less accretion of discount on preferred stock from beneficial conversion rights.

(3)          Shares used to compute Basic Earnings per share.

(4)          Increase from previous periods is due to issuance of Common Stock and conversion of Preferred Stock into Common Stock.